Exhibit 99.1

For additional information contact:	Chris Schein, media, 214.486.5338 John Casey, analysts, 214.486.4776
Oncor Reports 2007 Results
DALLAS (March 31, 2008) — Oncor Electric Delivery Company LLC today reported 2007 financial and operational results. Oncor is the electricity transmission and distribution company serving some 7 million Texans through 3 million electric delivery points across North Texas.
For full year 2007, operating revenues increased about 2 percent, to $2.5 billion, as compared to 2006 while operating costs increased about 5.6 percent, to $849 million. The increase in revenues is largely attributable to increased points of delivery and recovery of transmission costs and investments, while the increase in costs is mostly attributable to increased transmission costs paid to third-party transmission providers under the Electric Reliability Council of Texas’ (ERCOT) postage stamp pricing methodology. Net income for the year decreased compared to 2006 by 4.9 percent, to $327 million.
On October 10, 2007, Energy Future Holdings Corp. (EFH) was acquired by Kohlberg Kravis Roberts & Co., TPG, Goldman Sachs Capital Partners and other investors (the Merger) and became a privately-held company, which owns Oncor. As a result of the closing of the Merger, the company is reporting its financial results for fourth quarter 2007 excluding results from the 10-day period (Oct. 1 through Oct. 10) of the quarter, which the company believes is immaterial. For fourth quarter 2007 excluding that period, (Oct. 11 through Dec. 31), operating revenues were $533 million compared to $575 million for fourth quarter 2006. Net income for fourth quarter 2007 excluding that 10-day period was $64 million as compared to $62 million for fourth quarter 2006.
Based on Oncor’s fourth quarter 2007 financial performance and consistent within the limitations set forth in the recently approved settlement of Oncor’s 14.101 proceeding before the Public Utility Commission of Texas (PUC), the company’s board of directors (Board) earlier this month declared a distribution of $57 million for fourth quarter 2007.
“Oncor’s performance in 2007 was good. Our employees demonstrated a great deal of discipline and focus during a year that saw extreme weather challenges and operational demands. Despite these challenges, solid results can be seen in our reliability performance, technology deployment and financial performance,” said Oncor Chairman and CEO Bob Shapard. “In 2008, we expect broader deployment of our next generation technology and improvements in our internal safety and reliability performances.”
Mr. Shapard noted the company also made significant transmission and distribution investment to meet the growing customer base in its service territory. “The company’s continued growth rate is expected to continue in 2008,“ he said.
Table 1 below communicates Oncor’s operational and business highlights for 2007. Table 2 provides pre- and post-merger financial performance of the company.
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Table 1 — 2007 Operational and Business Highlights
Regulatory Issues and Infrastructure Investment:
•	By the end of 2007, Oncor had approximately 600,000 advanced meters installed at a total cost of approximately $125 million, as part of a plan to have all of its approximately 3 million meters converted by 2012. The advanced meters can be read automatically, rather than by a meter reader physically visiting the location of each meter. Advanced meters may also eventually provide automated Demand Side Management.

•	Oncor has committed to file a rate case by July 1, 2008, based on a December 31, 2007 test year.

•	Oncor continues to work with stakeholders in the ERCOT regional planning process to develop transmission plans for the state that result in reliable, cost-effective solutions.

•	Oncor is an active participant in the PUC process to develop transmission solutions to serve competitive renewable energy zones (CREZ) and supports wind energy in Texas. Oncor is working to ensure its vast experience and capability are recognized and utilized in this process.

•	In connection with the settlement of the 14.101 proceeding, Oncor will issue a $72 million, one-time customer credit and, over the next five years, will make a minimum investment of $3.6 billion in Texas and an additional $100 million commitment to conservation and energy efficiency.
EFH Merger-related Separation:
•	Oncor became a separate and distinct business unit governed by a Board comprised of a majority of independent members. The appointment of the Board members was announced in February 2008.

•	Members of the Board are a diverse group of business leaders who each bring an expertise and perspective that will support Oncor as a leader in the electric delivery business.
Corporate Citizenship:
•	Oncor utilizes its suppliers to provide cost-effective, reliable service. Oncor affords all suppliers the opportunity to participate in Oncor’s Supplier Diversity commitment. Utilization of capable minority- and women-owned businesses helps Oncor meet customer needs in a quality manner, while helping to strengthen the economies of the communities Oncor serves.

•	In 2007, Oncor spent more than $230 million with minority- and women-owned businesses. These businesses help Oncor meet customer needs in a quality manner, while helping to strengthen the economies of the communities Oncor serves. Oncor’s cumulative expenditures since 1991 with these companies are more than $3 billion.

•	More than 360 Oncor employees and contractors spent almost 11 days helping with restoration efforts in Oklahoma after an ice storm hit the state on December 9, 2007, leaving approximately 600,000 people without electricity.

•	Oncor raised awareness of safety and energy efficiency through community events and programs such as Lifetime of Safety, an awareness campaign highlighting monthly safety topics; Take A Load Off, TexasSM, an informational tour that visited four Texas cities with energy-efficiency tips; and Know Before You Grow, a children’s outreach program designed to raise awareness of safety and choosing the right tree for the right place to avoid power lines.
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Table 2 — 2007 Financial Summary

	Combined(a)	Successor	Predecessor

		Period from	Period From
		Oct. 11, 2007	Jan. 1, 2007
	Year Ended	through	through
	Dec. 31, 2007	Dec. 31,	Oct. 10,	Year Ended Dec. 31
	(Unaudited)	2007	2007	2006	2005

Operating revenues	$2,500	$533	$1,967	$2,449	$2,394

Operating expenses:
Operation and maintenance	849	200	649	804	813
Depreciation and amortization	462	96	366	476	447
Income taxes	175	25	150	156	158
Taxes other than income	392	87	305	402	387

Total operating expenses	1,878	408	1,470	1,838	1,805

Operating income	622	125	497	611	589
Other income and deductions:
Other income	14	11	3	2	4
Other deductions	38	8	30	27	15
Non-operating income taxes	15	6	9	14	16
Interest income	56	12	44	58	58
Interest expense and related charges	312	70	242	286	269

Net income	$327	$64	$263	$344	$351

(a) Combined results for the year ended December 31, 2007, represent the mathematical sum of the Predecessor period from January 1, 2007 through October 10, 2007 and the Successor period from October 11, 2007 through December 31, 2007. This presentation does not comply with generally accepted accounting principles or the rules for pro forma presentation but is presented because management believes it is the most meaningful comparison of the results. Such presentation is not an indication of future results.
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2007 Year in Review
Oncor delivered solid reliability results in 2007, despite battles with extreme weather. The year had the most rain days in 40 years, producing the fifth wettest year in more than a century, while also having the highest number of storm days ever measured. Spring 2007 was notable for constantly challenging weather conditions across the company’s service territory, yet Oncor’s Non-Storm SAIDI (System Average Interruption Duration Index) performance of 77.88 minutes was well above the top quartile industry benchmark of 84 minutes. These same spring weather conditions resulted in higher-than-expected vegetation management costs as many trees had high growth rates due to all the spring rain.
In addition to responding to storms in Texas, Oncor’s crews assisted neighbors in Oklahoma during that state’s historic ice storm, when approximately 600,000 people — the majority of electric customers in the state — were without electricity for up to a month.
During 2007, Oncor invested more than $750 million in transmission and distribution facilities. Part of that investment was in Oncor’s ongoing technology deployment, which is one of the largest and most high-tech of any utility in the nation. By the end of 2007, the company had installed approximately 600,000 new automated meters and thousands of miles of data network, as the company continued its efforts to build a superior premier utility platform.
As part of the company’s commitment to operate as a separate business distinct from EFH, Oncor in 2007 implemented significant measures designed to ensure its separateness and earlier this year announced the appointment of its Board comprising a majority of independent directors. The Board includes top business leaders in Texas and the nation, as well as industry experts.
In April 2007, Oncor announced Bob Shapard as its new Chief Executive Officer. Later in the year, Shapard was named chairman of the Board. Mr. Shapard returned to the company in 2005 after being away for five years. Mr. Shapard started with Texas Power & Light (a predecessor to EFH) in 1977 and left the company in 2000 to pursue jobs in other industries and at other utility companies. Mr. Shapard replaced Tom Baker who had been with the company since 1968. Mr. Baker served in several different capacities during his tenure with the company, including in leadership positions for generation, utility operations, finance, customer service, rates and regulatory affairs.
Finally, Oncor continues its work on being a company committed to good corporate citizenship through a number of community and business partner programs, including its supplier diversity program.
2008 Outlook
During 2008, Oncor will continue its effort to safely meet the demands of new customer growth, as well as to continue its industry leading deployment of technology, including next-generation automated meters and data network, to enable consumers to better understand and control their electricity consumption and allow retail electric providers to offer new products and services to customers. The company also will continue to work with stakeholders to develop a solution to bring wind power from west Texas to consumers throughout Texas.
By July 1, 2008, the company plans to file its rate case, as well as the company’s automated meter deployment plan. Both of these filings were commitments made by the company as part of the 14.101 settlement recently approved by the PUC.
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Oncor is still experiencing higher-than-normal vegetation growth tied to the wet year in 2007. Vegetation management is necessary to reach the reliability standards both Oncor and the customers it serves have come to expect. The company already has begun meeting with city officials across its service territory to notify them of the increased tree pruning activity in the cities to help efficiently manage the process.
In November 2007, EFH announced that they are attempting to sell 20 percent of Oncor to a third party unaffiliated with the company. The process is ongoing.
Beginning with results for first quarter 2008, Oncor will hold regular quarterly conference calls to discuss financial and operational results. The first call will be held in May.
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Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to 3 million electric delivery points over more than 101,000 miles of distribution and 15,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor is a separate entity that reports to a separate Board that is comprised of a majority of independent directors.
This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Oncor Electric Delivery Company LLC’s filings with the Securities and Exchange Commission (SEC). Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Oncor’s SEC filings, the forward-looking statements in this release could be affected by, among other things: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements; weather conditions and other natural phenomena; changes in business strategy, development plans or vendor relationships; commercial bank market and capital market conditions; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; changes in technology used by and services offered by Oncor; and significant changes in Oncor’s relationship with its employees. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.
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